EXHIBIT 6.1

                           MATRIX CAPITAL GROUP, INC.
                               BOARD OF DIRECTORS

     Peter N. Marron, CFA - President of Matrix Capital Group since its founding in 1993. Mr. Marron also serves as an officer of Pinnacle Associates, 666 Fifth Avenue, New York, New York 10103, a registered investment adviser serving high net worth individuals, pension funds and trusts.

     Christopher F. Anci - Senior Vice President of Matrix Capital Group since 1996.

                           MATRIX CAPITAL GROUP, INC.
                                    OFFICERS

     Peter N. Marron, CFA - President. Business experience during the past five years is set forth above.

     Christopher F. Anci - Chief Financial Officer, Senior Vice President and Chief Compliance Officer of Matrix. Business experience during the past five years is set forth above.

     Eva Lui - Vice President & Treasurer. Eva joined Matrix in 1998 where her responsibilities include the financial, compliance and administrative areas. Immediately preceding her joining Matrix, Ms. Lui worked for the NASD Regulation office in New York for twenty-one years, eleven which was as a supervisor of examiners. Prior to her supervisor status, she worked in the Anti-Fraud Section out of the Washington, D.C. office for a year. As a supervisor, her duties included the planning and executing examinations of member firms for compliance with SEC, NASD and other securities rules and regulations. She taught Pre-Phase classes in the District office for six years, covering the net capital rule, books and records and financial accounting.

     Leonard Parisi - Vice President. Chief Trader of Matrix since July 2000. Mr. Parisi also supervises all of Matrix's overseas customer securities transactions and institutional block order executions. Prior experience includes twenty years with the National Association of Securities Dealers, first as an examiner and later as a supervisor of examiners. His duties included planning and executing audits of member firms for compliance with SEC, NASD, and MSRB financial responsibility and sales practice rules.

     Alex R. Meitzner -President, Unit Trust Division. President of Unit Trust Division at Matrix since January 2002. Prior to joining Matrix, Mr. Meitzner was Chairman of the Board of Ranson & Associates, Inc., a registered broker-dealer and investment adviser. In this capacity, Mr. Meitzner acted as a portfolio manager of mutual funds and provided portfolio surveillance and evaluation services for approximately 700 unit investment trusts since 1996.